Exhibit 99.1

For Release

Valeritas Announces Retrospective Analysis of the V-Go® Disposable

Insulin Delivery Device Published Online in Drugs-Real World Outcomes,

an International, Peer-Reviewed Journal

Data show that switching to V-Go for insulin delivery in a poorly controlled diabetes population at high risk results in significant glycemic improvement and payer cost savings

BRIDGEWATER, New Jersey, June 6, 2016 — Valeritas Holdings, Inc. (OTCQB: VLRX) announced today the online publication of a retrospective analysis of the V-Go® Disposable Insulin Delivery device in Drugs-Real World Outcomes, an international, peer-reviewed journal. The title of the article is The Clinical and Economic Impact of the V-Go Disposable Insulin Delivery Device for Insulin Delivery in Patients with Poorly Controlled Diabetes at High Risk. The article was authored by Dr. Rosemarie Lajara, endocrinologist, Diabetes Centers of America, Plano, TX; Carla Nikkel, Associate Director, Medical Affairs at Valeritas, Bridgewater, NJ and Scott Abbott, Associate Director, Medical Affairs at Valeritas, Bridgewater, NJ.

This real-world retrospective study was designed to specifically evaluate a high-risk diabetes population due to poor control (A1C >9%) despite insulin therapy ± non-insulin glucose lowering medications. Ninety-seven patients, who switched to insulin delivery by V-Go Disposable Insulin Delivery device from conventional insulin delivery via insulin pens or syringes, were clinically evaluated. After a mean 13.6 weeks of V-Go use, pharmacy cost implications were calculated. Key highlights from the data are highlighted below and support V-Go’s clinical and economic advantages.

•	Significant reductions in A1C (-2.0%, p<0.001)

•	73% of patients achieved an A1C reduction of > 1%

•	Less total daily insulin being administered (-39.1 units/day, p<0.001 from a baseline of 98.7 units/day).

•	Direct pharmacy savings of $119.30 per patient per month compared to baseline

“Patients with A1C measures > 9% are at significant risk for diabetes related complications which greatly impact the patient’s quality of life and imposes higher costs on the healthcare system,” said Dr. Lajara. “We explored the clinical and cost implications of switching to V-Go to deliver insulin in a poorly controlled patient population.”

“In this study, V-Go proved beneficial for both the patient and insurance plan as it helped to improve glycemic control and reduce direct pharmacy costs. In addition, long-term medical cost reductions are probable, given the level of glycemic improvement. Furthermore, the positive changes to the A1C distribution for the patient population on V-Go could have far reaching implications for the achievement of quality metrics. Both the HEDIS1 and Star2 ratings encourage targeted initiatives to improve the quality of care and reduce the percent of patients with A1C measurements >9%,” stated Dr. Lajara.

To access the online publication please click the link below:

http://link.springer.com/article/10.1007/s40801-016-0075-4

About the V-Go® Disposable Insulin Delivery Device

V-Go is a small, discreet, wearable and easy-to-use disposable insulin delivery solution for the delivery of basal-bolus insulin therapy in adults with Type 2 diabetes. V-Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery by releasing a single type of insulin at a continuous preset basal rate over a 24–hour period and also providing for on-demand bolus dosing at mealtimes. V-Go is mechanical and operates for 24 hours without electronics, batteries, infusion sets or programming. It is worn on the skin under clothing and measures just 2.4 inches wide by 1.3 inches long by 0.5 inches thick, weighing approximately one ounce when filled with insulin.

Important Risk Information: If regular adjustments or modifications to the basal rate of insulin are required in a 24-hour period, or if the amount of insulin used at meals requires adjustments of less than 2-Unit increments, use of the V-Go Disposable Insulin Delivery device may result in hypoglycemia. The following conditions may occur during insulin therapy with V-Go: hypoglycemia (low blood glucose) or hyperglycemia (high blood glucose). Other adverse reactions associated with V-Go use include skin irritation from the adhesive pad or infections at the infusion site. V-Go should be removed before any magnetic resonance imaging (MRI) testing.

About Valeritas, Inc.

Valeritas is a commercial-stage medical technology company focused on developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. Valeritas’ flagship product, the V-Go® Disposable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery solution for patients with Type 2 diabetes that enables patients to administer a continuous preset basal rate infusion of insulin over 24 hours. It also provides on-

[1]	The Healthcare Effectiveness Data and Information Set (HEDIS) is a tool used by more than 90 percent of America’s health plans to measure performance on important dimensions of care and service.
[2]	Medicare uses a Star Rating System to measure how well Medicare Advantage and prescription drug (Part D) plans perform.

demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery system on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in a state-of-the-art facility in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements:

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Disposable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Media Contact:

Christopher Hippolyte

The Ruth Group

(646)536-7023

chippolyte@theruthgroup.com

Investor Contact:

Nick Laudico / Zack Kubow

The Ruth Group

(646)536-7030 / 7020

V-Go@theruthgroup.com